Exhibit 10.1

AMYLYX PHARMACEUTICALS, INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of Amylyx Pharmaceuticals, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy became effective December 29, 2021 (the “Effective Date”), amended on January 20, 2023 and April 1, 2024. In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $45,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro- rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Annual Retainer for Board Chair:	$ 82,500

Additional Annual Retainers for Committee Membership:

Audit Committee Chair:	$ 20,000

Audit Committee member:	$ 10,000

Compensation Committee Chair:	$ 15,000

Compensation Committee member:	$ 7,500

Nominating and Corporate Governance Committee Chair:	$ 10,000

Nominating and Corporate Governance Committee member:	$ 5,000

Science and Technology Committee Chair:	$ 15,000

Science and Technology Committee member:	$ 7,500

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Equity Retainers

Initial Award: An initial, one-time stock option award (the “Initial Award”) to purchase shares of the Company’s common stock under the Company’s 2022 Stock Option and Incentive Plan (the “2022 Plan”) will be granted to each new Outside Director upon his or her election to the Board of Directors. The Initial Award will be the lesser of (x) a stock option with a Value of

$570,000, and (y) a stock option to purchase 50,000 shares. The Initial Award shall vest one- third on the first anniversary of the date of grant, and the remaining two-thirds will vest in equal monthly installments over two years, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director of the Company. In addition, all vested options remain exercisable for twelve (12) months if the director resigns from the Board of Directors or otherwise ceases to serve as a director. The Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the 2022 Plan) of the Company’s common stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual stock option award (the “Annual Award”) to purchase shares of the Company’s common stock under the 2022 Plan. The Annual Award will be lesser of (x) a stock option with a Value of $285,000, and (y) a stock option to purchase 25,000 shares. The Annual Award shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. In addition, all vested options remain exercisable for twelve (12) months if the director resigns from the Board of Directors or otherwise ceases to serve as a director. Notwithstanding the foregoing, if an Outside Director was initially elected to the Board of Directors within twelve (12) months preceding the Annual Meeting, then such Outside Director shall receive Annual Award that is pro-rated on a monthly basis for time serving as an Outside Director. Such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the 2022 Plan) of the Company’s common stock on the date of grant.

Value: For purposes of this Policy, “Value” means with respect to any stock option award, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable upon a Sale Event (as defined in the 2022 Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non- employee directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $750,000; provided, however, that such amount shall be

$1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors; (or such other limits as may be set forth in Section 3(b) of the 2022 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted December 29, 2021

Amended January 20, 2023, and April 1, 2024